Exhibit 99.1

                 Lawson Software's Profit Rises Significantly;
                     Lawson reports Q3 Fiscal 2006 Results

     ST. PAUL, Minn.--(BUSINESS WIRE)--April 6, 2006--Lawson Software, Inc. (Nasdaq:LWSN), today reported revenues of $87.7 million for its fiscal 2006 third quarter ended Feb. 28, 2006, an increase from revenues of $82.7 million in its fiscal 2005 third quarter. License fee revenues were $15.1 million in the third quarter, up from $13.9 million in the fiscal 2005 third quarter. Services revenues were $72.6 million in the quarter, up from $68.8 million in the comparable fiscal 2005 third quarter. The increase in license fees in the third quarter is primarily attributed to an increase in the total number of license transactions. Services revenue results are attributed to a steady growth in maintenance revenues and an increase in consulting and implementations reflecting the increased software licensing activity throughout fiscal 2006.
     Operating income in the fiscal 2006 third quarter increased to $10.4 million, compared with operating income of $2.5 million in the fiscal 2005 third quarter. The improvement in operating income was driven by the increase in revenues as well as reduced costs and expenses. Cost of revenues decreased 3 percent from the prior year, primarily resulting from initiatives to reduce services costs. Operating expenses decreased 4 percent from the prior year, primarily due to a reduction in G&A expense of $2.1 million from SEC-related legal costs incurred in the prior year, and cost-control efforts and headcount reductions, partially offset by increases in expenses relating to the pending acquisition of Intentia International AB.
     GAAP net income increased to $10.0 million, or $0.09 per diluted share, compared with $2.8 million, or $0.03 per diluted share, in the fiscal 2005 third quarter. GAAP net income in the third quarter was favorably impacted by $1.5 million more of interest income, the reversal of a $1.4 million tax valuation allowance resulting from the determination that previously recorded tax assets are now more likely than not to be realized prior to their expiration dates, and a release of $0.5 million of tax reserves. As a result, Lawson had a low effective tax rate of 24.4 percent in the quarter.
     "Lawson delivered another quarter of solid financial performance and improved profitability driven by our continuing focus on sales execution and effective business management," said Harry Debes, Lawson president and chief executive officer. "On a year-over-year basis, our revenues are growing, our cost of services is declining, and we are managing operating expenses at prudent levels. I am pleased with the progress we are making in building Lawson into a more profitable and predictable business. Our solution set has been greatly enhanced with the recently announced Lawson 9 product family, which consolidates our technology layer, enhances our business applications and lays the foundation for a service-oriented architecture (SOA) under which all future applications will be developed. Overall, we are continuing to strengthen our foundation for the future as we build our sales team, improve services margins and develop more customer references."
     For the nine months ended Feb. 28, 2006, GAAP net income was $20.7 million, or $0.19 per diluted share, on total revenues of $264.6 million, an improvement over a net loss of $0.7 million, or a net loss of $0.01 per diluted share, on total revenues of $248.4 million in the comparable fiscal 2005 period. Operating income for the nine months ended Feb. 28, 2006, was $20.9 million, an improvement compared to an operating loss of $4.8 million in the comparable fiscal 2005 period. Operating expenses for the nine-month period ended Feb. 28, 2006, decreased 1 percent from the prior year, primarily due to a reduction in G&A expense of $2.6 million from SEC-related legal costs incurred in the prior year, and expense declines from continuing cost control efforts and headcount reductions in the company, offsetting a $6.3 million non-cash charge for option expense relating to the former president and CEO's negotiated separation agreement reflected in G&A expenses in the first fiscal quarter as well as an increase in expenses relating to the acquisition of Intentia.
     Lawson's fiscal 2006 third quarter GAAP operating results include $2.9 million in pre-tax items for the three-month period and $16.4 million in pre-tax items for the nine-month period, compared with $4.2 million for the three-month period and $14.6 million for the nine-month period of fiscal 2005. These pre-tax items primarily include restructuring, certain non-cash acquisition related amortization expense, non-cash stock-based compensation, and integration planning expenses relating to the pending merger with Intentia International. In addition, Lawson's fiscal 2006 nine-month GAAP net income includes the benefits of added interest income on a tax refund of $0.4 million, the release of income tax reserves of $2.1 million as a result of closing income tax-related matters, and the change in our deferred tax valuation allowance of $1.4 million in the third quarter which was driven by improving results. Lawson provides this list for the financial analysts and investors who exclude one or more of these items in developing their financial models and estimates of the company's performance. If analysts adjust their models for all of these items, Lawson exceeded the Thomson First Call consensus third quarter estimate for the company's EPS performance. See the supplemental information at the end of this news release for more detail on these items.

     Other highlights for the fiscal 2006 third quarter:

     -- Cash, cash equivalents and marketable securities increased to $277.9 million, up from $260.8 million in the fiscal 2006 second quarter

     -- Total deferred revenues of $76.7 million increased $2.5 million from the second quarter

     --   Software license revenue increased more than 8 percent year-over-year

     --   131 deals were signed, up from 100 in the third quarter of fiscal 2005

     -- 13 new customers were signed at an average selling price of $394,000, compared with 10 new customers at an average selling price of $478,000 in the third quarter of fiscal 2005

     -- Seven deals greater than $500,000 were signed in the quarter, up from six in the prior year, but fewer of these large deals were greater than $1 million (1 compared with 4)

     -- Significant software license agreements were signed with ExpressJet Holdings, Guilford County in North Carolina, Nanticoke Health Services, Providence Health and Services, and Triad Hospitals, Inc.

     -- The multi-year license agreement signed with Triad Hospitals, Inc. - second largest deal signed in fiscal 2006 - is anticipated to primarily be implemented (and accordingly result in revenues) in fiscal 2007 and future years as part of Triad's $1.3 billion healthcare information technology initiative

     --   Lawson announced the Lawson 9 family of products

     Acquisition Update

     On June 2, 2005, Lawson Software and Intentia International AB announced their agreement to combine in an all-stock transaction. On March 17, 2006, Lawson announced that the U.S. Securities and Exchange Commission declared effective the Form S-4 Proxy Statement/Prospectus pertaining to the proposed transaction. The company also announced that Lawson will hold a meeting of stockholders on April 17, 2006, to approve matters relating to the proposed combination of the two companies, as well as conduct business related to Lawson's annual meeting for fiscal year 2005.
     On March 24, 2006, Lawson and Intentia announced that the Swedish prospectus was registered by the Swedish Financial Supervisory Authority. The Swedish prospectus was mailed to Intentia securityholders who are non-U.S. persons on or about March 27, 2006. The tender period will expire on April 24, 2006.
     Lawson and Intentia have a timetable to close the transaction before the amended termination date of April 30, 2006, subject to stockholder approval and sufficient tender by the Intentia security holders.

     Conference Call and Webcast

     The company will host a conference call to discuss its third quarter results and future outlook at 4:30 P.M. Eastern Time (3:30 P.M. Central Time) April 6, 2006.
     Interested parties may listen to the call by dialing 800-857-4748 (passcode Lawson 46) and international callers 1-210-234-7123. A live webcast will also be available on www.lawson.com. Interested parties should dial into the conference call or access the webcast approximately 10-15 minutes before the scheduled start time.
     A replay will be available approximately one hour after the conference call concludes and will remain available through Thursday, April 13, 2006. The replay number is 800-839-4571 and international 1-203-369-4013. The webcast will remain on www.lawson.com for approximately two weeks.

     About Lawson Software

     Lawson Software provides business application software and consulting services to services organizations in the healthcare, retail, government and education, banking and insurance and other markets. Lawson's software suites include enterprise performance management, distribution, financials, human capital management, procurement, retail operations and service process optimization. With headquarters in St. Paul, Minn., Lawson has offices and affiliates serving North and South America, Europe, and Africa. Visit www.lawson.com for more information. Lawson Software and Lawson are registered trademarks of Lawson Software, Inc. All rights reserved.

     Forward-Looking Statements

     This press release contains forward-looking statements that contain risks and uncertainties. These forward-looking statements contain statements of intent, belief or current expectations of Lawson Software, Inc., and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. The company is not obligated to update forward-looking statements based on circumstances or events that occur in the future. Risks and uncertainties that may cause such differences include but are not limited to: uncertainties in the company's ability to realize synergies and revenue opportunities anticipated from the Intentia International acquisition; uncertainties in the software industry; global military conflicts; terrorist attacks in the United States, and any future events in response to these developments; changes in conditions in the company's targeted service industries; increased competition and other risk factors listed in the company's most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission and as included in other documents the company files from time to time with the Commission.


                        LAWSON SOFTWARE, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (unaudited)


                      Three Months Ended         Nine Months Ended
                   ------------------------- -------------------------
                   February 28, February 28, February 28, February 28,
                       2006         2005         2006         2005
                   ------------ ------------ ------------ ------------
Revenues:
  License fees         $15,099      $13,924      $51,824      $40,370
  Services              72,596       68,790      212,822      208,028
                   ------------ ------------ ------------ ------------
    Total revenues      87,695       82,714      264,646      248,398
                   ------------ ------------ ------------ ------------

Cost of revenues:
  Cost of license
   fees                  2,727        2,232        7,922        7,511
  Cost of services      32,576       34,260       99,213      107,764
                   ------------ ------------ ------------ ------------
    Total cost of
     revenues           35,303       36,492      107,135      115,275
                   ------------ ------------ ------------ ------------

Gross profit            52,392       46,222      157,511      133,123
                   ------------ ------------ ------------ ------------

Operating expenses:
  Research and
   development          14,325       15,527       42,875       46,828
  Sales and
   marketing            17,655       17,681       56,092       58,216
  General and
   administrative        9,644       10,325       36,555       26,486
  Restructuring              -         (153)           5        5,237
  Amortization of
   acquired
   intangibles             346          391        1,077        1,160
                   ------------ ------------ ------------ ------------
    Total operating
     expenses           41,970       43,771      136,604      137,927
                   ------------ ------------ ------------ ------------

Operating income
 (loss)                 10,422        2,451       20,907       (4,804)
                   ------------ ------------ ------------ ------------

Other income:
  Interest income        2,814        1,281        7,486        2,845
  Interest expense          (1)         (11)         (26)         (39)
                   ------------ ------------ ------------ ------------
    Total other
     income              2,813        1,270        7,460        2,806
                   ------------ ------------ ------------ ------------

Income (loss)
 before income
 taxes                  13,235        3,721       28,367       (1,998)
Provision (benefit)
 for income taxes        3,228          961        7,627       (1,321)
                   ------------ ------------ ------------ ------------
Net income (loss)      $10,007       $2,760      $20,740        $(677)
                   ============ ============ ============ ============

Net income (loss)
 per share:
  Basic                  $0.10        $0.03        $0.20       $(0.01)
                   ============ ============ ============ ============
  Diluted                $0.09        $0.03        $0.19       $(0.01)
                   ============ ============ ============ ============

Shares used in
 computing net
 income (loss) per
 share:
  Basic                103,572       99,342      102,384       98,651
                   ============ ============ ============ ============
  Diluted              108,033      104,899      106,877       98,651
                   ============ ============ ============ ============



                        LAWSON SOFTWARE, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                             (unaudited)


                                             February 28,    May 31,
                                                 2006         2005
                                             ------------ ------------
ASSETS
------

Current assets:
  Cash and cash equivalents                     $187,140     $187,744
  Marketable securities                           90,264       43,099
  Trade accounts receivable, net                  49,847       42,907
  Other current assets                            20,966       28,574
                                             ------------ ------------
    Total current assets                         348,217      302,324
                                             ------------ ------------

Long-term marketable securities                      496        3,770
Property and equipment, net                       12,371       13,574
Goodwill and other intangible assets, net         68,685       75,346
Other assets                                      33,717       25,704

                                             ------------ ------------
Total assets                                    $463,486     $420,718
                                             ============ ============

LIABILITIES AND STOCKHOLDERS'  EQUITY
-------------------------------------

Current liabilities:
  Current portion of long-term debt                 $300       $1,836
  Accounts payable and other accrued
   liabilities                                    51,010       45,507
  Deferred revenue                                73,713       76,571
                                             ------------ ------------
    Total current liabilities                    125,023      123,914
                                             ------------ ------------

Long-term deferred revenue                         2,996        1,284
Other long-term liabilities                        3,118        2,465

                                             ------------ ------------
Total liabilities                                131,137      127,663
                                             ------------ ------------

Stockholders' equity:
  Common stock                                     1,152        1,124
  Additional paid-in capital                     355,571      338,666
  Treasury stock, at cost                        (70,311)     (72,348)
  Deferred stock-based compensation                 (229)         (41)
  Retained earnings                               43,473       22,733
  Accumulated other comprehensive income           2,693        2,921
                                             ------------ ------------
Total stockholders' equity                       332,349      293,055

                                             ------------ ------------
Total liabilities and stockholders' equity      $463,486     $420,718
                                             ============ ============



                        LAWSON SOFTWARE, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands)
                             (unaudited)


                               Three Months Ended   Nine Months Ended
                               ------------------- -------------------
                               Feb. 28,  Feb. 28,  Feb. 28,  Feb. 28,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
Cash flows from operating
 activities:
  Net income (loss)             $10,007    $2,760   $20,740     $(677)
  Adjustments to reconcile net
   income (loss) to net cash
   provided by operating
   activities:
    Depreciation and
     amortization                 3,281     3,776    10,573    12,258
    Deferred income taxes        (1,167)    3,667    (1,102)    3,828
    Provision for doubtful
     accounts, net of
     recoveries                    (199)     (575)   (1,303)      413
    Loss on the disposal of
     assets                           -         1         -         1
    Tax benefit from
     stockholder transactions     2,446     1,097     4,255     2,955
    Amortization of stock-based
     compensation                    98        64       337       171
    Stock-based compensation          -         -     6,368         -
    Amortization of discounts
     on notes payable                (1)       19        17        67
    Amortization of discount
     and accretion of premium
     on marketable securities      (274)       30      (311)      119
  Changes in operating assets
   and liabilities, net of
   effect from acquisitions:
    Trade accounts receivable      (716)    6,436    (5,637)   22,524
    Prepaid expenses and other
     assets                      (3,098)   (4,660)    3,628    (6,918)
    Accounts payable                606     1,669      (935)   (1,030)
    Accrued and other
     liabilities                   (141)   (2,987)   (1,186)   (6,710)
    Income taxes payable          1,870         -     4,327      (999)
    Deferred revenue              2,486      (150)   (1,146)   (8,915)
                               --------- --------- --------- ---------
  Net cash provided by
   operating activities          15,198    11,147    38,625    17,087
                               --------- --------- --------- ---------

Cash flows from investing
 activities:
  Cash paid in conjunction with
   acquisitions, net of cash
   acquired                        (522)        -    (2,929)        -
  Purchases of marketable
   securities                   (23,704)  (65,850) (116,425) (447,864)
  Sales and maturities of
   marketable securities         21,277    79,601    72,773   435,608
  Purchases of property and
   equipment                     (1,855)   (1,426)   (2,967)   (3,101)
                               --------- --------- --------- ---------
  Net cash (used in) provided
   by investing activities       (4,804)   12,325   (49,548)  (15,357)
                               --------- --------- --------- ---------

Cash flows from financing
 activities:
  Payments on debt                 (717)     (841)   (1,684)   (1,323)
  Exercise of stock options       3,526     2,531     9,266     6,378
  Issuance of treasury shares
   for employee stock purchase
   plan                           1,240     1,579     2,737     3,947
  Repurchase of common stock          -         -         -   (10,000)
                               --------- --------- --------- ---------
  Net cash provided by (used
   in) financing activities       4,049     3,269    10,319      (998)
                               --------- --------- --------- ---------

Increase (decrease) in cash and
 cash equivalents                14,443    26,741      (604)      732
Cash and cash equivalents at
 beginning of period            172,697    46,387   187,744    72,396
                               --------- --------- --------- ---------
Cash and cash equivalents at
 end of period                 $187,140   $73,128  $187,140   $73,128
                               ========= ========= ========= =========



                        LAWSON SOFTWARE, INC.
                       SUPPLEMENTAL INFORMATION
                            (in thousands)
                             (unaudited)

                      Three Months Ended         Nine Months Ended
                   ------------------------- -------------------------
                   February 28, February 28, February 28, February 28,
                       2006         2005         2006         2005
                   ------------ ------------ ------------ ------------


Selected Pretax
 Expense:
  Restructuring             $-        $(153)          $5       $5,237
  Amortization of
   acquired
   intangibles             346          391        1,077        1,160
  Amortization of
   purchased
   maintenance
   contracts (Cost
   of Service) (1)         981        1,005        2,969        2,991
  Amortization of
   software (Cost
   of License
   Fees)                   805          822        2,423        2,448
  Non-cash stock-
   based
   compensation              -           63           42          170
  Non-cash stock-
   based
   compensation
   (2)                       -            -        6,261            -
  Integration
   related (Cost
   of Service) (3)          24            -          262            -
  Integration
   related (R&D)
   (3)                      62            -          179            -
  Integration
   related (Sales
   & Marketing)
   (3)                      35            -          900            -
  Integration
   related  (G&A)
   (3)                     629            -        2,324            -
  SEC-related
   legal costs
   (G&A)                     -        2,100            -        2,640
                   ------------ ------------ ------------ ------------
    Total               $2,882       $4,228      $16,442      $14,646
                   ============ ============ ============ ============

Interest income on
 tax refund                 $-           $-         $357           $-
                   ============ ============ ============ ============

Effective tax rate
 for financial
 analysts'
 modeling (4)               39%          38%          39%          38%

(1) Service revenue from the acquired maintenance contracts for the three months ended February 28, 2006 and February 28, 2005 was $2,954 and $2,764, respectively. Service revenue from the acquired maintenance contracts for the nine months ended February 28, 2006 and February 28, 2005 was $8,764 and $8,447, respectively.

(2) Represents a non-cash charge for recording of option expense resulting from a negotiated separation agreement with former president and CEO in the first quarter of fiscal 2006.

(3) Represents integration related expenses relating to the pending merger with Intentia International.

(4) For the three and nine months ended February 28, 2006, the non-GAAP provision for income taxes is calculated at a rate of 39%. There were two discrete items for the three months ended February 28, 2006 included in the GAAP provision, an 11% impact from the reversal of the valuation allowance and a 4% impact from the release of tax reserves. There were two discrete items for the nine months ended February 28, 2006, a 5% impact from the reversal of the valuation allowance and a 7% impact from the release of tax reserves. There were no significant discrete items for the three and nine month periods ended February 28, 2005.


     CONTACT: Lawson Software, Inc., St. Paul
              Media contact:
              Terry Blake, 651-767-4766
              terry.blake@lawson.com
              or
              Investors and analysts contact:
              Barbara Doyle, 651-767-4385
              barbara.doyle@lawson.com